                                                                   EXHIBIT 10.17





                            D&E COMMUNICATIONS, INC.
                         EXECUTIVE AND SENIOR MANAGEMENT
                                 INCENTIVE PLAN


                                  PLAN DOCUMENT

                                  PLAN DOCUMENT


The Board of Directors of D&E Communications, Inc., has established this Executive and Senior Management Incentive Plan. The purpose of the Plan is to meet and exceed the Corporate Goal and to promote a superior level of performance. Through payment of incentive compensation beyond base salaries, the Plan provides reward for meeting and exceeding the Corporate Goal as well as recognition for individual achievements by Plan Participants.


                             SECTION I - DEFINITIONS

Various terms used in the Plan are defined as follows:

o Award Calculation: Award expressed as a percent of a Participant's Base Salary on July 1 of the Plan Year.

o        Award Distribution: Award expressed in cash.

o Base Salary: The Base Salary as of July 1 of the Plan Year, excluding any bonuses, contributions to employee benefit programs, or other compensation not designated as salary.

o        Board of Directors: The Board of Directors of D&E Communications, Inc.

o        Chairman: Chairman and President of D&E Communications, Inc.

o Corporate Goal: D&E Communications, Inc., Net Income target established and approved for the Plan Year.

o Plan Participants: Full-time executive and senior management employees of the Company as listed in Appendix A.

o Plan Year: A fiscal year. For the year 2002, Plan Year is defined as June 1 through December 31.

o Vice Chairman: Vice Chairman and Senior Executive Vice President of D&E Communications, Inc.

                     SECTION II - ELIGIBILITY TO PARTICIPATE

To be eligible for an award under the Plan, a Plan Participant must be in active full-time service of the Company at the start and close of the Plan Year. If a Plan Participant's employment with the Company is terminated or the Plan Participant resigns his or her employment with the Company during the Plan Year or thereafter up to and including the date of payment for the Plan Year incentive award, then subject to a determination by the Plan administrator to the contrary, that employee shall not be eligible to receive an incentive award payment.

However, if the active service of a Participant in the Plan is terminated due to death during the Plan Year or a Participant is on a disability(s) or an approved leave of absence(s) for more than 8 weeks during the Plan Year and the Participant otherwise has met the expectations as outlined in the Company's appraisal process, then, notwithstanding the language of the preceding paragraph, the appropriate incentive award as determined by the Chairman may recommend an award to such a Participant based on the proportion of the Plan Year that he/she was in active service with the Company. The Plan Participants for the Plan Year are set forth in Appendix A.


                        SECTION III - ACTIVATING THE PLAN

The operation of the Plan is predicated on attaining and/or exceeding the Corporate Goal. The Corporate Goal for each Plan Year will be approved by the Board of Directors. The Corporate Goal for the current Plan Year is set forth in Appendix B.


                       SECTION IV - CALCULATION OF AWARDS

The actual calculation of the incentive awards is based on levels of performance. Appendix C outlines the manner in which these awards are calculated.


                       SECTION V - DISTRIBUTION OF AWARDS

Distribution of awards will be made during the first quarter following the Plan Year. In the event of death, any approved award as outlined in Section II for distribution will become payable to the designated beneficiary of the Participant, or in the absence of a valid designation, to the Participant's estate. Distribution of awards will be in cash.


                        SECTION VI - PLAN ADMINISTRATION

The Board of Directors shall, with respect to the Plan, have full power and authority to construe, interpret and manage, control and administer this Plan, and to pass and decide upon cases in conformity with the objectives of the Plan under such rules as the Board may establish.

Subject to the provisions of the Plan, the Board of Directors will determine the award for the Plan Participants.


Any decision made or action taken by the Company, the Board of Directors, the Chairman, or the Vice Chairman arising out of, or in connection with the administration, interpretation, and effect of the Plan shall be at their absolute discretion and will be conclusive and binding on all parties.

No member of the Board of Directors, the Chairman, or the Vice Chairman shall be liable for any act or action hereunder, whether of omission or commission, by a Plan Participant or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated in accordance with the provision of the Plan.

Any member of the Board of Directors who is also a Plan Participant shall neither vote on (a) the determination of Participants, (b) any award decisions,
(c) goal(s) concerning the Plan, and (d) any other matter affecting individual interest under the Plan, nor shall his or her presence be counted in determining whether a quorum is present at any meeting at which a vote on any of the subjects enumerated above is taken.


                                  SECTION VII -
               AMENDMENT, MODIFICATION, SUSPENSION OR TERMINATION

The Company reserves the right, by and through its Board of Directors to amend, modify, suspend, reinstate or terminate all or any part of the Plan at the end of any Plan Year. The Chairman will give prompt written notice to each Participant of any amendment, suspension or termination or any material modification of the Plan. The Board of Directors also reserves the right to withhold or amend award payments based on performance or circumstances deemed to be highly unusual.


                    SECTION VIII - EFFECTIVE DATE OF THE PLAN

The initial effective date of the plan shall be June 1, 2002.


                 SECTION X - EMPLOYER RELATION WITH PARTICIPANTS

Neither establishment nor the maintenance of the Plan shall be construed as conferring any legal rights upon any Participant or any person for a continuation of employment, nor shall it interfere with the right of an employer to discharge any Participant or otherwise deal with him/her without regard to the existence of the Plan.